EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the use of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Agenus Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

The audit report covering the December 31, 2010 consolidated financial statements refers to the retrospective change in method of accounting in 2009 for certain convertible debt instruments that may be settled in cash upon conversion due to the adoption of new accounting requirements issued by the FASB. Additionally, the audit report covering the December 31, 2010 consolidated financial statements refers to the change in method of evaluating when adjustment features within contracts are considered to be equity-indexed due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG

Boston, Massachusetts

September 1, 2011